Exhibit 99.1
Dresser, Inc.
15455 Dallas Parkway, Suite 1100 - Addison, Texas 75001 - phone 972/361-9933 - fax 972/361.9929

FOR IMMEDIATE RELEASE

DRESSER, INC. ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

- Revenues and net income up strongly from a year ago

- Domestic and international markets continue to strengthen

- Bookings and backlog up year-to-year and sequentially

($ millions)	Q3 2004	Q3 2003	Change in ($)	Change in (%)
Revenue	$ 508.3	$ 417.5	90.8	21.7%
Gross Profit	147.4	111.4	36.0	32.3%
Operating Income	30.7	22.6	8.1	35.8%
Net Income (Loss)	4.1	(9.2)	13.3	N/M
Cash & Equivalents	102.0	108.0	(6.0)	(5.6%)
Total Debt	1,084.2	973.0	111.2	11.4%
Backlog	617.5	472.2	145.3	30.8%
Bookings	559.9	435.5	124.4	28.6%

DALLAS, TX (November 16, 2004)--Dresser, Inc. today provided financial results for the quarter ended September 30, 2004. The Company recorded revenues of $508.3 million and net income of $4.1 million, compared to revenues of $417.5 million and a net loss of $9.2 million during the comparable period in 2003. Year-on-year improvements in revenue and operating income were recorded in the Flow Control and Measurement Systems operating segments, while the Compression and Power Systems segment reported an increase in revenue and an operating loss, due to $12.3 million of expenses for the purchase of research and development technology from Wartsila for the natural gas engines business. The year-on-year increase in revenue was due to higher international demand, favorable product mix and a full quarter of revenue totaling $36.7 million from the Nuovo Pignone distribution business acquired in June 2004.

Steve Lamb, President and Chief Executive Officer of Dresser, Inc., said, "Our third quarter benefited from the continuation of improved market conditions in the U.S. and the continuing growth of international markets. With only a few exceptions, most of the product lines throughout our three operating segments experienced volume increases in either domestic or international markets, or both. The restructuring programs we began last year to improve manufacturing productivity and efficiency and to reduce costs have contributed to improved gross margins and operating margins for both the quarter and the nine months."

Gross profit in the third quarter of 2004 was $147.4 million, compared to $111.4 million for the third quarter of 2003. The increase was due primarily to higher volume resulting from improved market conditions in the Measurement Systems and Flow Control segments and increased manufacturing productivity in Compression and Power Systems. Gross margin for the three-month period ended September 30, 2004 was 29.0%, compared to 26.7% for the same period in 2003.

Selling, engineering, administrative and general (SEA&G) expenses of $116.7 million in the third quarter of 2004 were 23.0% of revenues, compared to SEA&G expenses of $88.8 million representing 21.3% of revenues in the same period last year. The increase in SEA&G expense was due primarily to expenses of $12.3 million related to the purchase of technology for the natural gas engines business, higher incremental expenses of $4.9 million associated with the acquisition of the Nuovo Pignone distribution business, and higher employee separation and administrative and engineering expenses of $4.8 million in the Flow Control segment. Restructuring expense in the three months ended September 30, 2004 was $1.6 million compared to $6.5 million for the same period in 2003.

Operating income in the third quarter of 2004 was $30.7 million, an increase of $8.1 million from $22.6 million in the third quarter of 2003. Operating income was negatively impacted by the $12.3 million in expense for the purchase of technology for the natural gas engines business. Operating margin in the third quarter of 2004 was 6.0%, compared to 5.4% in the third quarter of 2003.

EBITDA for the third quarter of 2004 was $43.0 million, an increase of $10.4 million from $32.6 million in the same period last year (See "Notice relating to use of non-GAAP measures").

Cash and cash equivalents totaled $102.0 million on September 30, 2004, compared to $108.0 million on September 30, 2003.

Borrowings under the Company's senior secured credit facility, senior unsecured term loan, and senior subordinated notes were $1,065.0 million at the end of the third quarter of 2004, compared to $951.8 million at the end of the third quarter of 2003. Total debt, including capital leases, on September 30, 2004, was $1,084.2 million compared to $973.0 million on September 30, 2003.

Bookings for the quarter ended September 30, 2004 were $559.9 million, up $124.4 million from bookings of $435.5 million in the quarter ended September 30, 2003. Bookings increased in all operating segments. Approximately $48.6 million of the bookings increase was due to the Nuovo Pignone distribution business.

Backlog on September 30, 2004 was $617.5 million, compared to $472.2 million on September 30, 2003. Backlog increases were recorded in all three operating segments, with $65.9 million of the increase attributable to the Nuovo Pignone distribution business.

Consolidated third quarter 2004 results compared to second quarter 2004 results

Revenues of $508.3 million in the third quarter of 2004 were up $12.4 million from revenues of $495.9 million in the second quarter of 2004, due primarily to increases in the Measurement Systems segment, offset by a decrease in the Flow Control segment.

Gross profit in the third quarter of 2004 was $147.4 million compared to $143.4 million for the second quarter of 2004. Gross margin of 29.0% in the third quarter of 2004 was up slightly from 28.9% for the second quarter of 2004.

SEA&G expenses of $116.7 million were 23.0% of revenues in the third quarter of 2004, up from $103.7 million or 20.9% of revenues, in the second quarter of 2004. The increase was primarily due to $12.3 million in expenses incurred for the purchase of technology for the natural gas engines business and higher incremental expenses from the acquisition of the Nuovo Pignone distribution business. Restructuring expenses in the third quarter of 2004 were $1.6 million compared to $1.3 million in the second quarter of 2004.

Operating income of $30.7 million for the quarter ended September 30, 2004 was down $9.0 million from the $39.7 million recorded in the quarter ended June 30, 2004, due to the increase in SEA&G expense. Operating margin was 6.0% in the third quarter of 2004, compared to 8.0% in the second quarter of 2004.

Net income of $4.1 million in the third quarter of 2004 decreased $14.0 million from $18.1 million in net income recorded in the second quarter of 2004.

EBITDA in the third quarter of 2004 of $43.0 million decreased $8.8 million from $51.8 million recorded in the second quarter of 2004.

Cash and cash equivalents totaled $102.0 million on September 30, 2004, compared to $90.4 million on June 30, 2004. Changes in operating working capital (receivables, plus inventory, less payables) resulted in cash provided of approximately $7.1 million, and capital expenditures totaled $8.0 million during the third quarter of 2004.

Borrowings under the Company's senior secured credit facility, senior unsecured term loan and senior subordinated notes were $1,065.0 million at the end of the third quarter of 2004 compared to $1,089.7 million of borrowings under the senior secured credit facility and senior subordinated notes at the end of the second quarter of 2004. Total debt on September 30, 2004, was $1,084.2 million, compared to $1,103.0 million on June 30, 2004.

Bookings of $559.9 million in the third quarter of 2004 were up from bookings of $507.7 million in the second quarter of 2004 due to increases in all operating segments. Bookings included $48.6 million from the Nuovo Pignone distribution business in the third quarter of 2004, up from $12.4 million in June 2004.

Backlog increased to $617.5 million on September 30, 2004 from $559.7 million on June 30, 2004, due primarily to increases in Flow Control and Compression and Power Systems, while Measurement Systems recorded a slight increase.

Consolidated nine months 2004 versus nine months 2003

For the nine months ended September 30, 2004, revenues were $1,440.4 million, compared to $1,183.8 million for the comparable nine months of 2003. Increases were recorded in all three operating segments. Revenues in the measurement systems segment benefited from the acquisitions of Tokheim North America assets in March 2003 and the distribution business of Nuovo Pignone in June of 2004.

Gross profit for the nine months of 2004 improved to $415.2 million from $312.4 million for the same period last year. Increases were due primarily to higher volume in the Flow Control and Measurement Systems segments, favorable margins and improved manufacturing productivity in the Compression and Power Systems segment, and cost reduction efforts and favorable product mix in Measurement Systems. Gross margin for the nine months of 2004 was 28.8% compared to 26.4% in 2003. In 2003, revenues and gross margin were adversely affected by a strike in the natural gas engines business.

Operating income was $90.0 million for the nine months ended September 30, 2004, compared to $39.9 million for the nine months ended September 30, 2003. Operating margin in 2004 was 6.2% compared to 3.4% in 2003.

Net income for the nine months of 2004 was $3.8 million compared to a net loss of $32.2 million for the comparable nine months of 2003.

EBITDA for the nine months ended September 30, 2004, was $126.5 million compared to $81.0 million for the same period last year.

Flow Control revenues and operating income up year-on-year; results down sequentially

In the Flow Control segment, revenues for the third quarter of 2004 were $271.1 million, up $17.3 million from $253.8 million in the third quarter of 2003. Revenues in the control valves and pressure relief product lines increased $14.7 million due to continuing higher demand in Europe and Asia, while higher volumes improved revenues in the natural gas solutions and instruments product lines. Revenues in the on/off product line decreased due to lower volume and the sale of the LVF unit in the third quarter of 2003.

Gross profit of $81.1 million in the third quarter of 2004 was up $12.5 million from $68.6 million in the third quarter of 2003, primarily due to an increase of $2.8 million in the control valves product line due to higher volume and an increase of $3.0 million in the natural gas solutions product line because of reductions in variable costs. Gross margin improved to 29.9% in the third quarter of 2004 from 27.0% for the year ago quarter.

Operating income of $21.3 million for the quarter ended September 30, 2004, was up $7.6 million from operating income of $13.7 million recorded in the same quarter last year. Operating margin in the third quarter of 2004 was 7.8%, compared to operating margin of 5.4% in the third quarter of 2003.

Bookings of $298.4 million in the third quarter of 2004 were up $46.3 million from $252.1 million in the third quarter of 2003. Backlog of $388.7 million on September 30, 2004 increased $43.1 million from $345.6 million on September 30, 2003. Bookings and backlog increased primarily due to increased project activity resulting from improved market conditions, partially offset by the sale of LVF in 2003, which contributed $6.8 million in bookings and $11.7 million in backlog.

On a sequential basis, revenues of $271.1 million in the third quarter of 2004 decreased from the $295.7 million recorded in the second quarter of 2004.

Gross profit of $81.1 million in the third quarter of 2004 decreased by $6.2 million from $87.3 million in the second quarter of 2004 due to lower volumes in most product lines.

Operating income of $21.3 million in the third quarter of 2004 represented a slight decrease from $21.4 million in the second quarter of 2004. Operating margin in the third quarter of 2004 was 7.8%, compared to 7.2% in the second quarter of 2004 due to lower SEA&G expenses.

Bookings of $298.4 million in the third quarter of 2004 were up from bookings of $273.9 million in the second quarter of 2004. Backlog of $388.7 million on September 30, 2004 increased from $356.0 million on June 30, 2004. Bookings and backlog increased due to market conditions that continued to improve during the third quarter.

Measurement Systems operating results continue to improve

On a year-on-year basis, third quarter 2004 Measurement Systems revenues increased to $163.1 million, up $67.1 million from $96.0 million in the corresponding period of 2003. Increased revenues were primarily due to the Nuovo Pignone distribution business, which contributed $36.7 million, and higher U.S., European, and Brazilian sales.

Gross profit of $47.8 million in the third quarter of 2004 was up $18.5 million from gross profit of $29.3 million in the third quarter of 2003. The increase was due to higher dispenser volume in the U.S., increased customer shipments in Europe and Brazil and the acquisition of the Nuovo Pignone distribution business. Gross margin in the third quarter of 2004 was 29.3% compared to 30.5% in the second quarter of 2003. The decline in margins was primarily due to unfavorable product mix in Europe.

Operating income in the third quarter of 2004 was $24.9 million, up $11.8 million from third quarter 2003 operating income of $13.1 million, primarily due to volume effects. Operating margin in the third quarter of 2004 was 15.3% compared to operating margin of 13.6% in the same period last year.

Bookings of $163.4 million in the third quarter of 2004 were up $66.7 million from $96.7 million in the same period last year due to the Nuovo Pignone distribution business acquisition, which contributed $48.6 million in bookings, and strong domestic and international demand. Backlog on September 30, 2004 was $131.0 million, up $81.8 million from $49.2 million on September 30, 2003, primarily due to higher international demand and the Nuovo Pignone distribution business, which contributed $65.9 million to backlog.

On a sequential basis, third quarter 2004 revenues of $163.1 million were up $33.3 million from second quarter 2004 revenues of $129.8 million on continuing market strength in the U.S., Europe, and Brazil and the Nuovo Pignone distribution business acquisition, completed in June 2004

Gross profit of $47.8 million in the third quarter of 2004 was up $10.8 million from gross profit of $37.0 million in the second quarter of 2004 on higher volume. Gross margin in the third quarter of 2004 was 29.3% compared to gross margin of 28.5% in the second quarter of 2004.

Operating income in the third quarter of 2004 was $24.9 million, up $6.7 million from second quarter 2004 operating income of $18.2 million on higher volume. Operating margin increased to 15.3% in the third quarter of 2004 from 14.0% in the second quarter of 2004.

Bookings of $163.4 million in the third quarter of 2004 were up from bookings of $143.5 million in the second quarter of 2004 due to continued strong demand and the Nuovo Pignone distribution business.

Backlog on September 30, 2004 was $131.0 million compared to $128.4 million on June 30, 2004.

Compression and Power Systems revenues improve year-on-year and sequentially; operating loss recorded due to technology purchase

Compression and Power Systems revenue in the third quarter of 2004 was $75.8 million, up $6.3 million from $69.5 million for the same period in 2003. Revenues increased primarily due to higher engine sales of $10.4 million, partially offset by lower aftermarket parts revenues and lower volume in the industrial blowers business.

Gross profit of $18.5 million in the three months ended September 30, 2004 was up $5.1 million from gross profit of $13.4 million for the same period last year. Increases were mainly due to favorable direct manufacturing productivity, favorable mix and cost savings initiatives related to engine and parts sales. Gross margin increased to 24.4% in the third quarter of 2004 from 19.3% in the same period last year.

An operating loss of $4.5 million was recorded for the quarter ended September 30, 2004 compared to operating income of $1.3 million for the quarter ended September 30, 2003. The operating loss in the current quarter was due to the $12.3 million purchase of technology for the natural gas engines business. Operating margin was a negative 5.9% in the third quarter of 2004 compared to 1.9% in the same period of 2003.

Bookings of $98.0 million in the third quarter of 2004 increased from $86.7 million in the third quarter of 2003, due to increased demand for natural gas engines and for parts in international markets.

Backlog on September 30, 2004 was $97.8 million, compared to backlog of $77.4 million on September 30, 2003. Backlog increased due to delayed receipt of parts from a supplier and shipping delays associated with the outsourcing of the packing and shipping operation of the gas engine aftermarket parts business and higher demand for wastewater treatment and other projects in China, the Middle East and Asia Pacific.

On a sequential basis, revenue of $75.8 million in the third quarter of 2004 was up from $71.9 million in the second quarter of 2004 due to higher engine sales.

Gross profit of $18.5 million for the quarter ended September 30, 2004 was down from $19.1 million in the quarter ended June 30, 2004. Gross margin in the third quarter of 2004 was 24.4%, compared to 26.6% in the second quarter of 2004.

An operating loss of $4.5 million was recorded for the third quarter of 2004 compared to operating income of $7.8 million for the second quarter of 2004. Operating income in the second quarter included a gain of $1.7 million on the sale of excess land. Operating margin in the third quarter of 2004 was a negative 5.9% compared to an operating margin of 10.9% in the second quarter of 2004.

Bookings of $98.0 million in the third quarter of 2004 were up from bookings of $90.3 million in the second quarter of 2004 as a result of continuing market demand for engines used in gas compression and power generation, as well as international demand for parts.

Backlog on September 30, 2004, was $97.8 million compared to backlog of $75.3 million on June 30, 2004.

Conference call

The Company will hold a conference call Wednesday, November 17, 2004, at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time. Following the brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-257-1836 (international dial 1-303-262-2130), ten minutes before the conference call begins and ask for the Dresser conference.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/ir at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be "listen only" and will not have the capability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/ir, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through November 24 and may be accessed by dialing 1-800-405-2236 (international dial 1-303-590-3000) and entering passcode 11015386#.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The Company's website can be accessed at www.dresser.com.

Notice relating to use of non-GAAP measures

EBITDA is a non-GAAP measure used by management to measure performance. The Company believes that certain investors may find EBITDA to be a useful tool for measuring a company's ability to service its debt.

Nevertheless, EBITDA has distinct limitations as compared to a GAAP number such as net income. By excluding interest and tax payments, for example, an investor may not see that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the Company. They can represent the effects of long-term strategies as opposed to short-term results. Management compensates for these limitations by relying upon the GAAP results, and using the non-GAAP measures as supplements only.

Table 1: Reconciliation of Q1, Q2 and Q3 2004 EBITDA to Net Income (Loss)
($ Millions)	1Q04	2Q04	3Q04
Net Income / (Loss)	$ (18.4)	$ 18.1	$ 4.1
Interest expense (1)	36.0	18.5	$ 20.2
Interest income	(0.3)	(0.2)	$ (0.4)
Income tax expense	3.2	4.0	$ 6.1
Depreciation and amortization	11.2	11.4	$ 13.0
EBITDA	$ 31.7	$ 51.8	$ 43.0

Table 2: Reconciliation of 2003 EBITDA to Net Loss

					FY
($ Millions)	1Q03	2Q03	3Q03	4Q03	2003
Net loss	$ (6.1)	$ (16.9)	$ (9.2)	$ (12.5)	$ (44.7)
Interest expense (1)	20.4	21.3	21.2	22.9	85.8
Interest income	(1.3)	(0.6)	(0.5)	(0.5)	(2.9)
Income tax expense (benefit)	2.3	8.0	10.8	(6.6)	14.5
Depreciation and amortization	10.5	10.8	10.3	12.8	44.4
EBITDA	$ 25.8	$ 22.6	$ 32.6	$ 16.1	$ 97.1

Notes:

(1) 2003 interest expense includes $5.1 million of amortization of deferred financing costs. Cash interest expense in the first, second and third quarters of 2003 was $7.0 million, $31.6 million and $9.9 million, respectively. 2004 interest expense includes a $16.6 million write-off of deferred financing costs associated with refinancing of the Company's Term B senior secured loan in January 2004. Cash interest expense for the first, second and third quarters of 2004 was $6.9 million, $30.7 million and $6.6 million, respectively.

Safe Harbor Statement

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company's products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for energy directly affect some customers' spending levels and their related purchases of many of the Company's products and services. In addition, see the "Risk Factors" disclosure in the Company's 2003 Annual Report on Form 10-K and Third Quarter 2004 Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

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COMPANY CONTACT:

Don King Investor Relations (972) 361-9933 Don.King@dresser.com